                                                                       EXHIBIT 2



                                TOM BROWN, INC.

                Certificate of Designations, Powers, Preferences
              and Rights of the $1.75 Convertible Preferred Stock,
                                    Series A

                               ($0.10 Par Value)
                       Liquidation Value $25.00 Per Share

                         ______________________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                         ______________________________



         The undersigned, a Vice President of Tom Brown, Inc., a Delaware corporation (hereinafter called the "Corporation"), DOES HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the
Corporation:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of Paragraph FOURTH of the Certificate of Incorporation of the Corporation, there hereby is created, out of the two million five hundred thousand (2,500,000) shares of Preferred Stock of the par value of Ten Cents ($0.10) per share of the Corporation authorized in Paragraph FOURTH of its Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation consisting of One Million (1,000,000) shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock):

         1.      Designation; Number of Shares.

                 The designation of said series of the Preferred Stock shall be "$1.75 Convertible Preferred Stock, Series A" (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be limited to One Million (1,000,000).

         2.      Dividends.

                 (a) The shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof (an "Authorized Board Committee"), out of funds legally available for the payment of dividends, cumulative dividends at





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the annual rate of $1.75 per share, and no more, payable in cash on March 15,
1996, with respect to the period commencing on the date of original issue thereof and ending March 14, 1996, and thereafter quarterly on the fifteenth day of March, June, September and December in each year, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next succeeding day which is not a Saturday, Sunday or legal holiday (the "Dividend Payment Date" or "Dividend Payment Dates"), with respect to the quarterly period ending on the fourteenth day of March, June, September or December next preceding such Dividend Payment Date, to stockholders of record on the record date, not exceeding sixty (60) days preceding such Dividend Payment Date, fixed for such purpose by the Board of Directors or an Authorized Board Committee in advance of each particular Dividend Payment Date. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than sixty (60) nor less than ten (10) days preceding the payment date thereof, as may be fixed by the Board of Directors or an Authorized Board Committee.
The amount of dividends payable on shares of Series A Preferred Stock for each full quarterly dividend period shall be computed by dividing by four the annual rate per share set forth in this paragraph 2. Dividends payable on the Series A Preferred Stock for the initial dividend period and for any period less than a full quarterly period thereafter shall be computed on the basis of a 360-day year of twelve 30-day months.

                 (b) Except as provided below with regard to any class of stock ranking on a parity with the Series A Preferred Stock as to payment of dividends, so long as shares of Series A Preferred Stock shall remain outstanding, if full cumulative dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or retirement of, the Common Stock of the Corporation, or any other stock of the Corporation ranking on a parity with or junior to the Series A Preferred Stock as to payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation (other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock), until full cumulative dividends on the Series A Preferred Stock are declared and paid or set apart for payment. When dividends are not paid in full upon the shares of the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to payment of dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock and such other Preferred Stock bear to each other.

         3.      Optional Redemptions.

                 (a) The Corporation may, at its option, at any time beginning on or after March 15, 2001, redeem all, or any number less than all, of the outstanding shares of Series A Preferred Stock. The Series A Preferred Stock may not be redeemed, in whole or in part prior to March 15, 2001. All redemptions of shares of Series A Preferred Stock at the option of the Corporation shall be effected at the redemption price of $25.00 per share plus, in each case, an amount equal to all





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dividends (whether or not earned or declared) accrued and unpaid on such share of Series A Preferred Stock to the date of redemption.

                 (b) The Corporation may not purchase, redeem or otherwise acquire for value any shares of Series A Preferred Stock or shares of any other series of Preferred Stock then outstanding ranking on a parity with the Series A Preferred Stock unless all accumulated dividends on all shares of Series A Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for the payment thereof set apart.

                 (c) Notice of any proposed redemption of shares of Series A Preferred Stock at the option of the Corporation shall be given by the Corporation by mailing a copy of such notice no less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption to holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses appearing on the books of the Corporation. Said notice shall specify the shares called for redemption, the redemption price and the place at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed and the redemption price therefor paid. In the case of the redemption of less than all the outstanding shares of Series A Preferred Stock, the Corporation will select the shares to be redeemed by lot or pro rata (as nearly as may be) among all then outstanding Series A Preferred Stock or by any other means permitted or required by the rules of any securities exchange on which the Series A Preferred Stock is then listed, in each case as may be prescribed by the Board of Directors or an Authorized Board Committee. From and after the date fixed in any such notice as the date of redemption of shares of Series A Preferred Stock, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the redemption price pursuant to such notice, all dividends on the Series A Preferred Stock thereby called for redemption shall cease to accrue, such shares of Series A Preferred Stock shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation with respect to shares of Series A Preferred Stock, except the right to receive the redemption price plus accrued dividends to the date of redemption, shall cease and terminate.

                 (d) Upon the occurrence of a change of control of the Corporation, the holders of the shares of Series A Preferred Stock not previously called for redemption shall have the right to cause the Series A Preferred Stock to be redeemed by the Corporation, as a whole or in part, within the time period specified in and subject to the procedures set forth hereinafter, at the redemption price of $25.50 per share plus, in each case, an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on such shares of Series A Preferred Stock to the date of redemption. A change of control of the Corporation shall be deemed to have occurred if and when a change of control of the Corporation shall occur pursuant to the provisions of the Joint Venture Agreement between the Corporation and K N Energy, Inc., a Kansas corporation ("KNE"), as the same may be amended from time to time. Unless the Corporation shall have elected to redeem all of the shares of Series A Preferred Stock pursuant to paragraph 3(a) above, not more than ten (10) days after the occurrence of a change of control of the Corporation, the Corporation shall mail a notice thereof to each holder of record of shares of Series A Preferred Stock at its address appearing on the books of the Corporation. Said notice shall set forth: (i) a summary description of such change of control; (ii) the date such change of control occurred; (iii) that each holder of record of Series A Preferred Stock not previously called for redemption by the Corporation may require the




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Corporation to redeem all or any part of such holder's shares by surrendering the certificates representing such shares no later than the redemption date;
(iv) the redemption date, which shall be the first business day next succeeding ten (10) days after the giving of such notice; (v) the redemption price; (vi) that on the redemption date, the redemption price will become due and payable with respect to each share of Series A Preferred Stock elected to be redeemed and that dividends thereon shall cease to accrue on and after said date, unless the Corporation shall default in redeeming such shares; and (vii) the place or places where certificates representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. In order for any shares of Series A Preferred Stock to be redeemed at the election of the holder thereof, the Corporation must receive a certificate representing such shares at the place or places where such shares are to be surrendered for payment of the redemption price, on or before the redemption date, accompanied by written notice to the Corporation instructing the Corporation to redeem such shares. Such notice duly received shall be irrevocable. If the Corporation shall fail to give any notice of the occurrence of a change of control as required by this paragraph 3(d), then the holders of the Series A Preferred Stock not previously called for redemption shall have the continuing right to require the Corporation to redeem their shares at the redemption price specified herein, until the Corporation shall have given such notice as aforesaid, whereupon such rights shall be subject to the limitations and procedures set forth in this paragraph 3(d).

                 (e) All shares of Series A Preferred Stock which shall at any time have been redeemed, whether at the option of the Corporation or the holder thereof, shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or an Authorized Board Committee.

         4.      Conversion Rights.

                 (a) Each share of the Series A Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the redemption of such share as hereinabove provided, into fully paid and nonassessable shares of Common Stock at the initial conversion rate of 1.6660 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment as provided in paragraph 4(e).

                 (b) The Common Stock deliverable upon conversion of Series A Preferred Stock shall be Common Stock of the Corporation of the par value of $.10 per share, as constituted at the date of this certificate, except as otherwise provided in subdivisions (i), (vii) and (ix) of paragraph 4(e).

                 (c) In order for any holder of Series A Preferred Stock to convert the same into Common Stock, such holder shall surrender the certificate or certificates for such Series A Preferred Stock at the principal office of the Corporation, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, and, subject to the provisions of paragraph 4(g), shall be accompanied by payment of any applicable stock transfer or other taxes, and such holder shall give written notice to the Corporation at such office that such holder elects so to convert such Series A Preferred Stock, and state in writing therein the name or names in which such holder




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wishes the certificate or certificates for Common Stock to be issued.  Every such notice of election to convert shall constitute a contract between the holder of such Series A Preferred Stock and the Corporation, whereby the holder of such Series A Preferred Stock shall be deemed to subscribe for the amount of Common Stock which such holder shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Series A Preferred Stock to be converted and to release the Corporation from all liability thereunder (except to deliver the shares deliverable upon conversion thereof), and thereby the Corporation shall be deemed to agree that the amount paid to it for such Series A Preferred Stock, together with the surrender of the certificate or certificates therefor and the extinguishment of liability thereon (except as aforesaid), shall constitute full payment of such subscription for Common Stock to be delivered upon such conversion.

                 (d) The Corporation will, as soon as practicable after such deposit of certificates for Series A Preferred Stock accompanied by the written notice and the statement above prescribed, deliver at said office to the person for whose account such Series A Preferred Stock was so surrendered, or to such person's nominee or nominees, certificates for the number of shares of Common Stock to which such person shall be entitled as aforesaid, together with any cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the Series A Preferred Stock to be converted; and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Corporation shall not be required to convert any shares of Series A Preferred Stock while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon reopening of such books, as if the surrender had been made on the date of such reopening, and conversion shall be at the conversion rate in effect at such date.

                 No adjustments in respect of, or payments of dividends on, shares surrendered for conversion or any dividend on the Common Stock issued upon conversion, shall be made upon the conversion of any shares of Series A Preferred Stock. Without limiting the generality of the foregoing, if any shares shall be converted subsequent to the close of business on the record date next preceding a Dividend Payment Date but on or prior to the opening of business on such Dividend Payment Date, the registered holder of such shares at the close of business on such record date shall not be entitled to receive the dividend otherwise payable on such shares on such Dividend Payment Date.

                 (e) The conversion rate shall be subject to adjustment as follows:

                          (i) In case the Corporation shall (A) pay a dividend on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock, or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect at the time of the record date of such dividend, subdivision, or combination shall be proportionately adjusted so that the holder of any Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the number and kind of shares which he would have owned or have been entitled to receive had such Series




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         A Preferred Stock been converted immediately prior to such time.  Such adjustment shall be made successively whenever any event listed above shall occur.

                          (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) per share of Common Stock on such record date, the number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible thereafter shall be determined by multiplying the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price. Such adjustment shall be made successively whenever such rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; provided, however, if all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion rate shall be readjusted to the conversion rate which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subdivision (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

                          (iii) In case the Corporation shall distribute to all holders of its Common Stock shares of its capital stock (other than Common Stock), evidences of indebtedness or assets of the Corporation (excluding dividends paid in, or distributions of, cash from the retained earnings of the Corporation) or subscription rights or warrants (excluding those referred to in subdivision (ii) above), the number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible thereafter shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such distribution and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors or an Authorized Board Committee thereof, whose determination shall be conclusive) of the portion of the capital stock, evidences of indebtedness, assets or subscription rights or warrants distributed applicable to one share of Common Stock. Such adjustment shall be made successively




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         whenever any such distribution is made, and shall become effective retroactively after such record date.

                          (iv) For the purpose of any computation under subdivisions (ii) and (iii) above, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the thirty (30) consecutive business days commencing forty-five (45) business days before such date. Where used herein, the "Closing Price" for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case as reported on the New York Stock Exchange Composite Transactions reporting system or, if not so quoted, on the New York Stock Exchange, or, if at any time the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ"), or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on NASDAQ, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or an Authorized Board Committee for such purposes.

                          (v) In any case in which this paragraph 4(e) shall require that an upward adjustment of the conversion rate as a result of any event that becomes effective after a record date or effective date for such event, the Corporation may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the conversion rate prior to adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subdivision (viii) below; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its Transfer Agent to issue due bills or other appropriate evidence of the right to receive such shares.

                          (vi)    No adjustment in the conversion rate
         applicable to a share of Series A Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that the Corporation may make any such adjustment at its election; and provided, further, however, that any adjustments which by reason of this subdivision (vi) are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 4(e) shall be made to the nearest one-hundredth of a share. Anything in this paragraph 4(e) notwithstanding, the Corporation shall be entitled to make such increases in the conversion rate, in addition to those required by this paragraph 4(e), as it in its discretion shall determine to be advisable in order that any dividend of capital stock, subdivision or combination of shares, distribution of rights or warrants to purchase capital stock or other securities, or distribution of securities convertible into or exchangeable for capital stock, hereafter made by the Corporation to its stockholders shall not be taxable.





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                          (vii)   In case of any consolidation of the
         Corporation into, or merger of the Corporation with or into, any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification, change or conversion of outstanding shares of Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any reclassification of its shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities, cash and other property receivable upon such consolidation, merger, sale, transfer or reclassification by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or reclassification. In any such event, effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares of capital stock, other securities, cash or other property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of capital stock and other securities, cash and other property deliverable upon conversion of the Series A Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares of capital stock, other securities, cash or other property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of capital stock, securities, cash or other property as the holders of the Series A Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares of capital stock, securities, cash or other property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in this paragraph 4(e) shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares of capital stock, other securities, cash or other property.

                          (viii) No fractional interests in Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any share of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Closing Price per share of Common Stock determined as of the business day preceding the date of conversion.


                          (ix) In the event that at any time, as a result of any adjustment made pursuant to this paragraph 4(e), the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the number of such other shares so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provision with respect to the Common Stock contained in subdivisions (i) to (viii), inclusive, above, with respect to the Common Stock.

                          (x) Whenever any adjustment is required in the number of shares into which each share of Series A Preferred Stock is convertible, the Corporation shall forthwith mail to the holders of record of the Series A Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used.

                 (f) Upon any conversion of shares of Series A Preferred Stock, the shares so converted shall have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of Series A Preferred Stock. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock or stock held as treasury stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. For the purpose of this paragraph 4(f), the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation of such number of shares of Common Stock all outstanding shares of Series A Preferred Stock were held by a single holder. The Corporation shall use all reasonable efforts from time to time, in accordance with the laws of the State of Delaware, to cause its shareholders to approve an increase in the authorized number of shares of its Common Stock if at any time the number of shares of its Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding Series A Preferred Stock.

                 (g) The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant thereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the certificate representing the Series A Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (h) Before taking any action which would cause an adjustment reducing the conversion rate such that the conversion price (for purposes of this paragraph, an amount equal to $25.00 divided by the conversion rate applicable to a share of Series A Preferred Stock as in effect from time to time) would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion rate as so adjusted.

         5.      Exchange.

                 (a) The shares of Series A Preferred Stock shall be exchangeable, in whole or in part, at the option of the Corporation on any Dividend Payment Date at any time on or after

March 15, 1999, and prior to March 15, 2001, for fully paid and nonassessable shares of Common Stock at the exchange rate of 1.6660 shares of Common Stock for each share of Series A Preferred Stock; provided that (i) on or prior to the date of exchange the Corporation shall have declared and paid or set apart for payment to the holders of outstanding shares of Series A Preferred Stock all accumulated and unpaid dividends to the date of exchange, and (ii) the Current Market Price (as defined in subdivision (iv) of paragraph 4(e) above) of the Common Stock is above $18.375 (the "Threshold Price"). The Common Stock deliverable upon exchange of Series A Preferred Stock shall be Common Stock of the Corporation of the par value of $.10 per share, as constituted at the date of this certificate, except as otherwise provided in subdivisions (i), (vii) and (ix) of paragraph 4(e) which shall be applicable as provided in the next sentence. The exchange rate shall be subject to adjustment in the same manner and under the same circumstances as the conversion rate is subject to adjustment as provided in paragraph 4(e), and the Threshold Price shall be subject to adjustment in the same manner and under the same circumstances, mutatis mutandis, as the exchange rate is subject to adjustment. The Corporation will mail to each holder of record of shares of Series A Preferred Stock at his address appearing on the books of the Corporation written notice of any change in the exchange rate or the Threshold Price and a summary description of the basis of such change. The Corporation will mail to each holder of record of the shares of Series A Preferred Stock at his address appearing on the books of the Corporation written notice of its intention to exchange no less than thirty (30) nor more than sixty (60) days prior to the date fixed for the exchange (the "Exchange Date"). Each such notice shall state: (i) the Exchange Date, (ii) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for exchange into shares of Common Stock, and (iii) that dividends on the shares of Series A Preferred Stock to be exchanged will cease to accrue on such Exchange Date.

                 (b) If notice has been mailed as aforesaid, from and after the Exchange Date (unless default shall be made by the Corporation in issuing shares of Common Stock in exchange for, or making the final dividend payment on, the outstanding shares of Series A Preferred Stock on the Exchange
Date), dividends on the shares of Series A Preferred Stock shall cease to accrue, and said shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as holders of shares of Series A Preferred Stock of the Corporation (except the right to receive from the Corporation the shares of Common Stock) in respect of such shares of Series A Preferred Stock shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares of Series A Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be exchanged by the Corporation for shares of Common Stock as aforesaid.

                 (c) All shares of Series A preferred Stock which shall at any time have been exchanged for shares of Common Stock of the Corporation shall, after such exchange, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

                 (d) The Corporation will, as soon as practicable after the surrender for exchange of certificates representing shares of Series A Preferred Stock, deliver at said place for surrender to the person for whose account such Series A Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with any cash adjustment of any fraction of a share as hereinafter provided.

                 (e) The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on exchange of Series A Preferred Stock pursuant to this paragraph
5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the certificate representing the Series A Preferred Stock so exchanged was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (f) Before taking any action which would cause an adjustment reducing the exchange rate such that the exchange price (for purposes of this paragraph, an amount equal to $25.00 divided by the exchange rate applicable to a share of Series A Preferred Stock as in effect from time to time) would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the exchange rate as so adjusted.

         6.      Number of Shares.

                 The Board of Directors of the Corporation reserves the right by subsequent amendment of this resolution from time to time to decrease the number of shares which constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and, subject to anything to the contrary set forth in the Certificate of Incorporation of the Corporation applicable to the Preferred Stock, to subdivide the number of shares, the stated value per share and the liquidation value per share of the Series A Preferred Stock and in other respect to amend, within the limitations provided by law, this resolution and the Certificate of Incorporation of the Corporation.

         7.      Liquidation Rights.

                 Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, the amount of $25.00 per share plus an amount equal to all dividends on such shares (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Series A Preferred Stock with respect to distributions upon dissolution, liquidation or winding up. For purposes of this paragraph 7, the merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation. In the event the assets of the Corporation available for distribution to the holders of shares of the Series A Preferred Stock upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph 7, no such distributions shall be made upon account of any shares of any other class of stock of the Corporation ranking on a parity with the shares of the Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After the payment to the holders of the shares of the Series A Preferred Stock of the full preferential amounts provided for in this paragraph 7, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         8.      Voting Rights.

                 The shares of Series A Preferred Stock shall have the following voting rights:

                 (a) So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Certificate of the Designations, Powers, Preferences and Rights of the Series A Preferred Stock or the Certificate of Incorporation of the Corporation, or authorize any reclassification of the Series A Preferred Stock, so as in any such case to affect adversely the preferences, special rights or powers of the Series A Preferred Stock or authorize any capital stock of the Corporation ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, prior to the Preferred Stock.

                 (b) So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority in voting power of shares of the Series A Preferred Stock then outstanding, increase the authorized number of shares of Preferred Stock or create, or increase the authorized number of shares of, any other class of capital stock of the Corporation ranking on a parity with the Preferred Stock either as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

                 (c) If at any time dividends payable on the Series A Preferred Stock are in arrears and unpaid in an amount equal to or exceeding the amount of dividends payable thereon for four quarterly dividend periods, the total number of directors on the Corporation's Board of Directors shall be limited to a maximum of nine and the holders of the outstanding shares of Series A Preferred Stock will have the exclusive right, voting separately as a class without regard to series, to designate a special class of two directors of the Corporation (the "Special Directors") at the next annual or special meeting of stockholders of the Corporation irrespective of whether such meeting otherwise would involve the election of directors, and the membership of the Board of Directors of the Corporation shall be increased by the number of the Special Directors so designated. Such right of the holders of Series A Preferred Stock to designate Special Directors will continue until all dividends accumulated and payable on the Series A Preferred Stock have been paid in full, at which time such right to designate Special Directors will terminate, subject to re-vesting in the event of a subsequent arrearage. Upon any termination of the aforesaid right of designation, the term of office of all the Special Directors designated by holders of Series A Preferred Stock will immediately terminate without action by the Corporation or the Board of Directors thereof.

                 (d) In exercising the right to designate Special Directors set forth in this paragraph 8 or when otherwise granted voting rights by operation of law, each share of Series A Preferred Stock shall be entitled to one vote except as otherwise provided in this certificate.

                 (e) To the extent that the rights provided in this paragraph 8(e) do not prevent the continued listing for quotation on NASDAQ, of the Common Stock of the Corporation, then (i) for so long as KNE owns 80% or more of the voting power of the securities of the Corporation issued pursuant to the merger of a subsidiary of the Corporation with and into K N Production Company (the "Merger") (such voting power being determined in accordance with paragraph 8(f) below), KNE shall have the right to elect a special class of two directors to the Board of Directors of the Corporation, and (ii) for so long as KNE owns securities of the Corporation issued pursuant to the Merger possessing less than 80% of the voting power of the securities of the Corporation issued pursuant to the merger (such voting power being determined in accordance with paragraph 8(f) below), but more than 30% of such voting power, KNE shall have the right to elect a special class of one director to the Board of Directors of the Corporation.

                 (f) So long as any shares of the Series A Preferred Stock remain outstanding, the holders of shares of the Series A Preferred Stock shall be entitled to vote on all matters upon which holders of the Corporation's Common Stock have the right to vote. In such voting, each share of Series A Preferred Stock shall be entitled to a number of votes per share equivalent to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and shall vote together with the holder of the outstanding shares of the Corporation's Common Stock as if a part of that class.

                 Without limiting the generality of actions with respect to which the Series A Preferred Stock has no voting rights except as set forth in this paragraph 8, no consent of holders of the Series A Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation, or (ii) the authorization or issuance of any class of capital stock of the Corporation ranking junior to the Series A Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Vice President this 29th day of December, 1995.




                                             ----------------------------------

                                             --------------, Vice President